Exhibit 99.1
Boise Inc.
1111 West Jefferson Street Ste 200 PO Box 990050 Boise, ID 83799-0050
T 208 384 7000 F 208 384 7945

News Release	For Immediate Release: November 16, 2012

Media Contact	Investor Relations Contact
Virginia Aulin	Greg Jones
Office 208 384 7837	Office 208 384 7141

Boise Inc. Announces Special Cash Dividend of $0.72 Per Share

BOISE, Idaho - Boise Inc. (NYSE: BZ) announced today a special cash dividend of $0.72 per common share, payable December 12, 2012, to shareholders of record at the close of business on November 28, 2012. The total special dividend payout is estimated to be approximately $72 million to be paid from cash on hand.
"This special cash dividend is consistent with our stated intention to return capital to our shareholders when both our performance and outlook create the appropriate opportunities. We continue to maintain strong financial flexibility and sufficient capital to fund our growth initiatives," said Alexander Toeldte, president and chief executive officer of Boise Inc.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of packaging and paper products. Boise's range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Boise's paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release papers. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.